Spears Abacus Advisors LLC

August 2019

CONDUCT OF SUPERVISED PERSONS

We have adopted and implemented the following code of ethics and insider-trading policy that describes the conditions under which Access Persons (as defined below) and persons related to Access Persons may engage in personal securities transactions. The code of ethics and the insider-trading policy seek to ensure that Access Persons and their related persons do not use (1) knowledge of actual or prospective client transactions to the detriment of clients or (2) material nonpublic information about a company or market.

Our firm and our Supervised Persons have a fiduciary duty to place the interests of our clients first. We also value our good reputation and integrity. As a result, we expect each Supervised Person to place the firm and our clients above his own self-interest and to conduct himself with the highest standards of ethical conduct. Supervised Persons are expected to avoid any actual or potential conflicts of interest or the appearance of a conflict of interest, and they are expected not to abuse their positions of trust and responsibility.

We have adopted the code of ethics and the insider-trading policy in order to provide rules to govern (1) the conduct of Supervised Persons at work and the conditions under which they may engage in activities outside of their association with the firm, (2) the conditions under which Access Persons and their Affiliated Persons (as defined below) may effect Reportable Transactions (as defined below), and (3) the manner in which Supervised Persons should conduct themselves when in possession of nonpublic information. The code of ethics is also intended to address potential conflicts of interest arising from the misuse of information concerning the portfolio holdings of The BeeHive Fund, which is a separate series of Forum Funds, an investment company registered under the Investment Company Act (the “Fund”).

In accordance with rule 204A-1 under the Advisers Act, an “Access Person” is any Supervised Person (1) who has access to nonpublic information regarding any client purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (2) who is involved in making securities recommendations to clients or who has access to nonpublic recommendations. Likewise, a “Reportable Fund” is any registered investment company (such as a mutual fund, a unit investment trust, a closed-end fund, or an exchange-traded fund) for which an investment advisor serves as an investment advisor or a subadvisor or whose investment advisor or principal underwriter controls, is controlled by, or is under common control with the firm within the meaning of section 2(a)(9) of the Investment Company Act. We serve as investment advisor to the Fund. Consequently, the Fund is a Reportable Fund.

Our managers, officers, and members are presumed by rule 204A-1 under the Advisers Act to be Access Persons. In addition, rule 17j-1 under the Investment Company Act defines Access Person to include advisory persons, which would cover not only our managers, officers, and members but also (1) Supervised Persons whose regular functions and duties put them in contact with information about securities purchased for the Fund, (2) Supervised Persons who make investment recommendations relating to the Fund, and (3) natural persons who have a control relationship to the Fund or our firm and who obtain information concerning investment recommendations made to the Fund. As a matter of best practice, we consider all Supervised Persons to be Access Persons, and we require all Supervised Persons to report to the CCO with respect to their personal securities holdings and transactions. We also consider to be Access Persons several employees of Abacus & Associates Inc. because of their access to nonpublic information about securities owned by our clients, and we require these persons to report to the CCO their personal securities holdings and transactions. As a result of these best practices, those persons whom we consider to be Access Persons for purposes of the code of ethics include all who would be considered Access Persons under the definitions in the Advisers Act and the Investment Company Act.

An “Affiliated Person” of an Access Person includes:

The spouse or domestic partner of an Access Person;

The minor children and any other persons living in the same household as the Access Person;

A trust of which an Access Person or a person described in the first or second category is a trustee, the settlor (if the settlor has the ability to direct the terms of the trust once created), or a person with full or partial investment control, so long as a beneficiary of the trust is either an Access Person or a person described in the first or second category;

A partnership or other entity that is controlled (either wholly or in part) by an Access Person, of which an Access Person or a person described in the first or second category owns more than five percent, or in which an Access Person or a person described in the first or second category has or shares investment control; and

Any other person or entity deemed by the CCO to be an Affiliated Person.

Code of Ethics

Investment advisors are fiduciaries that owe undivided loyalty to their clients. Investment advisors are trusted to represent the interests of their clients in many matters, and advisors should hold themselves to the highest standard of fairness in these matters. Rule 204A-1 under the Advisers Act requires each registered investment advisor to adopt and implement a written code of ethics that contains provisions regarding the fiduciary duty of the advisor to its clients, compliance with all applicable federal securities laws, reporting and review of personal securities holdings and transactions, reporting violations of the code, and the provision of the code to all supervised persons. Similar requirements are contained in rule 17j-1 under the Investment Company Act.

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Risks. In developing these policies and procedures, we considered the material risks associated with administering our code of ethics. This analysis includes risks such as:

Supervised Persons may not understand the fiduciary duty that they and our firm owe to clients;

Supervised Persons may fail to identify and comply with applicable federal securities laws;

Supervised Persons may not report personal securities transactions;

Supervised Persons may trade personal accounts ahead of client accounts;

Supervised Persons may allocate profitable trades to personal accounts or unprofitable trades to client accounts;

Violations of the federal securities laws, the code of ethics, or the policies and procedures set forth in this compliance manual may not be reported to the CCO;

We may not provide the code of ethics and any amendments to all Supervised Persons;

We may not retain written acknowledgments that Supervised Persons have received the code of ethics and any amendments;

Supervised Persons may place trades in personal or client accounts based on material nonpublic information;

Supervised Persons may pass on material nonpublic information to others; and

Supervised Persons may not be aware of what constitutes material nonpublic information.

We have established the following guidelines to mitigate these risks.

Duties of CCO. The CCO is responsible for administering the code of ethics. Any questions or concerns with regard to the code of ethics, including violations, should be promptly brought to the attention of the CCO.

Notwithstanding anything to the contrary in this compliance manual, the CCO, or in her absence a person duly authorized to take her place, (1) may refuse to authorize a personal transaction that is permitted by the code of ethics if she determines that the transaction would be inappropriate under the circumstances and (2) may approve a personal transaction that is proscribed by the code of ethics or that is not addressed in the code of ethics if she determines that the transaction would not be adverse to the interests of our clients and does not create an actual or potential conflict of interest or the appearance of a conflict of interest. Notwithstanding the foregoing, the CCO or another authorized person may waive only provisions of the code of ethics that are not required by rule 204A-1 under the Advisers Act or

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rule 17j-1 under the Investment Company Act, and the basis for waiver will be set forth in a writing maintained in our files.

Duties of Supervised Persons and Access Persons. Each Supervised Person should act on our behalf in a manner that complies with all laws and regulations under which we operate, including without limitation the federal securities laws. For these purposes, the federal securities laws include the Advisers Act, the Investment Company Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, title V of the Gramm-Leach-Bliley Act (1999) regarding privacy, the Bank Secrecy Act as it applies to funds and investment advisors, and any rules adopted by the SEC or the Department of the Treasury under these statutes.

Nonpublic information regarding the firm and its business, Supervised Persons, clients, suppliers, or vendors is confidential, as is information relating to the portfolio holdings of the Fund. Except in connection with the performance of their duties, Supervised Persons may neither disclose this information nor use it for trading in securities or for other personal gain so long as they are, and after they cease to be, Supervised Persons. A Supervised Person who becomes aware, directly or indirectly, of a violation of the code of ethics, the insider-trading policy, or a related law or rule should report the violation promptly to the CCO. Further, Supervised Persons should promptly comply with the compliance certification procedures established by the CCO.

As discussed below under “Reporting” in this section, Access Persons are required to submit quarterly reports regarding personal securities holdings and transactions on behalf of themselves and their Affiliated Persons. The CCO establishes the format for these reports based on the requirements of the rules under the Advisers Act and the Investment Company Act.

Code of Conduct. All personal securities transactions should be conducted in compliance with the code of ethics and the insider-trading policy and in such a manner as to avoid any actual or potential conflict of interest, any appearance of a conflict of interest, or any abuse of our position of trust and responsibility. Supervised Persons should resolve any doubt as to the meaning of the code of ethics or the insider-trading policy in favor of the highest standards of ethical conduct. The code of ethics and the insider-trading policy do not identify all possible ethical requirements, and literal compliance with each of the specific provisions in the code of ethics will not shield a Supervised Person from liability for personal trading or other conduct that violates our fiduciary duty to our clients.

We encourage each Supervised Person to consult in advance with the CCO regarding any question concerning the propriety or reasonableness of a prospective transaction governed by the code of ethics or the insider-trading policy.

Personal Securities Transactions. The firm and each Access Person owe our clients a duty of loyalty and a duty of care. While we permit Access Persons and their Affiliated Persons to

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engage in personal securities transactions, we recognize that these transactions involve the potential for conflicts of interest.

In general, an Access Person and his Affiliated Persons may not purchase or sell securities for their own accounts prior to our recommending the securities to, or purchasing or selling the securities for, our clients if the purchase or sale might disadvantage our clients in terms of the price of the security. This practice is sometimes called front running.

Furthermore, neither an Access Person nor his Affiliated Persons may misappropriate the investment opportunity of a client. By way of illustration, an Access Person may not purchase or sell securities for his own account if the purchase or sale would preclude or hinder a client from purchasing or selling securities that we would otherwise have recommended to or purchased or sold for the client.

We have established the following guidelines and restrictions with respect to personal securities transactions:

Access Persons and their Affiliated Persons may generally have accounts holding securities through the firm or elsewhere, so long as these accounts are promptly reported to the CCO. For these purposes, securities include equity securities, fixed-income securities, securities of Reportable Funds (including the Fund), and certain derivatives and options (except options on futures). The term also includes securities that are being offered in an initial public offering and securities to be acquired in a private offering pursuant to Regulation D under or section 4(a)(2) or 4(a)(5) of the Securities Act of 1933, including securities of private hedge funds and private-equity funds. Each Access Person is required to provide the CCO with quarterly reports in the form that she establishes with respect to holdings and transactions in these securities.

Neither an Access Person nor his Affiliated Persons may effect a Reportable Transaction unless William Spears, Robert Raich, or James Breece has specifically authorized the transaction in advance and in writing (including through an electronic-mail communication). The approval of only one of these three authorizing individuals is sufficient, except that an authorizing individual is not permitted to approve his own trading requests. The CCO and Michele Cleary will be copied on any request for trading authorization and on the response of the authorizing individual. Unless an approval expressly states otherwise, obtaining clearance enables the Access Person or his Affiliated Person to place an order only on the date of the clearance, except that authorizations to participate in initial public offerings, private placements, and other limited offerings are good for thirty days. Other than in these circumstances, if the transaction is not completed on the date of the clearance, a fresh clearance is required before further trading occurs.

A “Reportable Transaction” means any transaction in Reportable Securities (as defined below), except (1) transactions in accounts over which a person has no direct or indirect influence or control, such as an account managed by the firm or another investment advisor on a fully discretionary basis and (2) transactions effected pursuant to an automatic

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investment plan (such as a dividend reinvestment plan). Transactions in shares of the Fund and exchange-traded funds do not require advance authorization, but transactions in shares of the Fund and exchange-traded funds should be reported. Any investment plan or securities accounts that may be eligible for an exception should be brought to the attention of the CCO, who will determine whether an exception applies. In making this determination, the CCO may ask for supporting documentation, such as the documents relating to the automatic investment plan or a written certification regarding the absence of influence or control. Periodic recertifications may also be obtained.

A “Reportable Security” means any security, except (1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, (3) shares issued by registered open-end investment companies (such as mutual funds) other than the Fund, (4) shares issued by money-market funds, and (5) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies other than the Fund. Shares of the Fund and exchange-traded funds are Reportable Securities.

An Access Person or his Affiliated Persons may execute a Reportable Transaction in equity securities only on a day when, to the actual knowledge of the Access Person, the firm does not have an order pending for the accounts of our clients in the same security, unless the Reportable Transaction is occurring in an account over which the Access Person has no influence or control. Reportable Transactions in fixed-income securities for the personal accounts of Access Persons and their Affiliated Persons that we manage may be aggregated with client orders.

Neither a Supervised Person nor his Affiliated Persons may knowingly effect any transaction in a security (including without limitation short-selling and the use of put and call options) that has an economic effect opposite to (1) a discretionary client transaction on the same day or (2) the portfolio holding of any client, unless in each case prior to the transaction, the Supervised Person requests the permission of the CCO, specifying the reasons and justification for the transaction, and the CCO authorizes the transaction based upon a determination that the transaction does not disadvantage our clients and does not create a real or potential conflict of interest or the appearance of a conflict of interest. The CCO will maintain a written record of the request and her response, which may be in the form of a diary note.

No Access Person may, directly or indirectly, invest in any business, partnership, sole proprietorship, or joint venture that directly or indirectly competes with the services provided by the firm, unless the investment represents a passive and insignificant ownership in a publicly traded company. The making of such an investment is subject to all provisions of the code of ethics.

Reporting. Each Access Person is required to submit to the CCO quarterly reports regarding all Reportable Securities owned by, and all Reportable Transactions executed by, the Access

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Person and his Affiliated Persons. The report should be submitted within thirty days following the end of each calendar quarter. An Access Person should notify the CCO of any Covered Account (as defined below) held or established during the quarter by him or his Affiliated Persons using this quarterly report. Each newly hired Access Person is required to submit an initial report disclosing all Reportable Securities held by the Access Person and his Affiliated Persons. The initial report should be submitted within ten days after the relationship between the Access Person and the firm commences.

Some Supervised Persons are registered representatives of Foreside Fund Services, LLC, a broker-dealer registered with the SEC that serves as the primary distributor for the Fund (“Foreside”). This registration is meant to enhance the ability of these Supervised Persons to market Fund securities. The Registered Representative Compliance and Supervisory Procedures Manual of Foreside dated July 2019, or if later, as then in effect, contains provisions that require Supervised Persons who are registered representatives of Foreside to report the existence of personal securities accounts to Foreside.

A “Covered Account” includes any securities account that an Access Person or his Affiliated Persons beneficially owns. For these purposes, “beneficially owns” means that the Access Person or his Affiliated Person has or shares the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject security. An Access Person is deemed to beneficially own any security held by any member of his immediate family sharing his household or held by a partnership or other entity that he controls.

Personal Trading Reviews. The policies and procedures in the code of ethics are designed to mitigate any potential material conflicts of interest associated with the personal trading activities of Access Persons. Accordingly, the CCO monitors the investment patterns of Access Person to detect potentially abusive behavior, such as frequent or short-term trading in any security, trading opposite of client trades, trading ahead of clients, and trading that appears to be based on the possession of material nonpublic information.

The CCO reviews all reports submitted pursuant to the code of ethics for potentially abusive behavior. Upon review, the CCO signs her name, notes the date on which the report is reviewed, and includes a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and sanctions, up to and including dismissal. Ms. Cleary monitors the reports of personal securities holdings and transactions submitted by the CCO for compliance with the code of ethics.

In addition, the Foreside compliance manual permits Foreside to engage in risk-based review of the personal securities transactions of Supervised Persons who are registered representatives of Foreside to assess whether the transactions are adverse to the financial interest of Foreside. Reviews of personal securities transactions by Foreside occur only rarely.

Unlawful Acts in Relation to the Fund. In compliance with rule 17j-1(b) under the Investment Company Act, it is unlawful for any affiliated person of or any person who is a principal

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underwriter for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of securities held or to be acquired by the Fund:

To employ any device, scheme, or artifact to defraud the Fund;

To make any untrue statement of a material fact to the Fund or to omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

To engage in any manipulative practice with respect to the Fund.

Any activity by a Supervised Person that is prohibited by rule 17j-1(b) is treated as a violation of the code of ethics. If the CCO determines that a material violation may involve a fraudulent, deceptive, or manipulative act, she will report her findings to the chief compliance officer of Forum Funds.

Insider Trading

A Supervised Person is prohibited from trading, either personally or on behalf of others, on material nonpublic information and from communicating material nonpublic information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. Any questions regarding this policy should be referred to the CCO.

Insider trading is not clearly defined in federal or state securities laws, but generally it refers to the use of material nonpublic information to trade in securities (whether or not one is an insider) or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

Trading by an insider on the basis of material nonpublic information;

Trading by a non-insider on the basis of material nonpublic information, if the information either was disclosed to the non-insider in violation of the duty of an insider to keep it confidential or was misappropriated; and

Communicating material nonpublic information to others.

Who is an Insider? Insider is broadly defined. It includes the officers, directors, and employees of a company. In addition, a person may be a temporary insider if he enters into a special confidential relationship with a company and, as a result, is given access to information that is intended solely for company purposes. A temporary insider may include, among others, the attorneys, accountants, consultants, and bank lending officers of a company and the employees of these organizations. In addition, we may become a temporary insider of a client company that we advise or for which we perform other services. If a client company expects our firm to

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keep disclosed nonpublic information confidential and the relationship implies such a duty, then our firm and our Supervised Persons who have knowledge of the information may be considered insiders.

What is Material Information? Trading on insider information is not a basis for liability unless the information is material. Material information generally is defined as information that a reasonable investor would consider important in making an investment decision or information that is likely to have a substantial effect on the price of the securities of a company, regardless of whether the information is related directly to the business of the company. Information that Supervised Persons should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC or appearing in the Wall Street Journal or other publications of general circulation is considered public information.

Penalties for Insider Trading. Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in this unlawful conduct and their employers. A person may be subject to some or all of the penalties described below even if he does not personally benefit from the activities surrounding the violation. Penalties include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who commits the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefits, and fines for an employer or other controlling person of up to the greater of $1,000,000 and three times the amount of the profit gained or loss avoided.

Procedures to Implement Insider-Trading Policy. The following procedures have been established to aid Supervised Persons in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions, and criminal penalties.

Identify Insider Information. Before trading or making investment advice for any account on the basis of information about a company that is not generally available to the public, a Supervised Person should ask himself the following questions:

Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace, such as by being published in publications of general circulation?

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Report to CCO. If, after consideration of the above, the Supervised Person has further questions as to whether the information is material and nonpublic:

The Supervised Person should report the matter immediately to the CCO, who will advise the Supervised Person as to the proper course of action after review of the matter;

Pending receipt of the advice of the CCO, the Supervised Person may not purchase, sell, or recommend the securities on behalf of himself or others, including our clients; and

The Supervised Person should not communicate the information inside or outside the firm other than to the CCO, unless and until the CCO permits it, and care should be taken to keep the information secure.

Sanctions

Upon discovering a violation of the code of ethics or the insider-trading policy, the CCO, in consultation with senior management, may impose sanctions as she deems appropriate, including reversal of a transaction, sale of a position at a loss, disgorgement of profits, a letter of censure, and suspension or termination of employment.

Training; Administration

The CCO meets with each newly hired Supervised Person in person or by telephone to review the provisions of the code of ethics and the insider-trading policy. To the extent possible, the CCO ensures that each Access Person provides his personal securities reports in a timely manner. She reviews these reports to assess compliance with the code of ethics with respect to Reportable Transactions.

The CCO is responsible for maintaining all records regarding the code of ethics that are required to be maintained by rules 204-2(a)(12) and 204-2(a)(13) under the Advisers Act and rule 17j-1(f)(1) under the Investment Company Act. These records include (1) a list of our Access Persons, (2) reports, information, and requests submitted by or with respect to Access Persons and their Affiliated Persons, (3) documentation of actions taken or responses given by the CCO under the code of ethics, and (4) records of violations of the code of ethics.

In the event of any material change to the provisions of the code of ethics that relate to personal securities transactions, the CCO will inform the chief compliance officer of Forum Funds, who will ensure that the change is approved by the board of trustees of Forum Funds no later than six months after the change is adopted.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of the federal securities laws. This conduct is contrary to our code of ethics as well as our expectations regarding the appropriate behavior of Supervised

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Persons. Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that may reasonably be expected to affect market conditions for one or more securities, sectors, or markets. This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons and other market participants and trading counterparties. Supervised Persons should consult the CCO with questions about the appropriateness of any communications.

Internal Accounting Controls

We have and maintain systems of internal accounting controls that permit the preparation of our financial statements in accordance with applicable laws, rules, and accounting principles. No Supervised Person may directly or indirectly knowingly falsify or cause to be falsified any book, record, or account of the firm. This prohibition extends to expense reimbursement requests, approval of invoices submitted by suppliers or vendors, records of transactions with clients, and records of disposition of firm assets.

Duty to Supervise

Pursuant to section 203(e) of the Advisers Act, if an investment advisor fails reasonably to supervise a person subject to its supervision and that person violates the federal securities laws, then the SEC may censure, limit the activities of, or revoke the registration of the investment advisor. However, section 203(e)(6) states that an investment advisor will not be deemed to have failed to reasonably supervise a person if the advisor (1) has established procedures, and a system for applying the procedures, that would reasonably be expected to prevent and detect, insofar as practicable, these violations and (2) has reasonably discharged the duties and obligations incumbent upon the advisor by reason of the procedures and the system without reasonable cause to believe that the procedures and system were being violated.

Risks. In developing these policies and procedures, we considered numerous risks associated with our duty to supervise. This analysis includes risks such as:

Supervised Persons may engage in activities that violate the federal securities laws;

Supervised Persons may engage in activities that violate our internal policies and procedures;

Supervised Persons may engage in activities that may adversely affect our reputation;

The activities of Supervised Persons may not be adequately monitored;

As a result of our operational structure, we may not establish an adequate separation of functions;

We may not periodically evaluate the adequacy of our internal controls, policies, and procedures; and

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Violations of our internal controls or the federal securities laws may not be documented, reported to senior management, or properly resolved.

We have established the following guidelines to mitigate these risks.

Supervisory Authority. Senior management recognizes its duty to supervise the actions of Supervised Persons. Compliance with the policies and procedures in this compliance manual assists senior management in fulfilling its supervisory obligations. As appropriate, this compliance manual identifies the individuals who have supervisory authority over various activities. Supervised Persons who are unfamiliar with any activities, or who require assistance to carry out their duties, should consult Ms. Cleary.

Supervised Persons should comply with the letter and the spirit of this compliance manual, including the code of ethics. Supervised Persons are expected to use good judgment and to report any suspected violations of our policies or the federal securities laws to the CCO. Senior management will include the CCO in the resolution of any issues that may involve a violation of the federal securities laws or a weakness in our compliance program.

Escalating Perceived Risks. Supervised Persons are generally expected to discuss any perceived risks or concerns about our business practices with the CCO or Ms. Cleary. Senior management should act prudently and exercise good judgment when determining an appropriate response to any reported risks or concerns. The CCO should be informed of any potentially serious risks, any material weaknesses in internal controls, or any inappropriate business practices.

As indicated earlier, some Supervised Persons are registered representatives of Foreside. The Foreside compliance manual contains provisions that require Supervised Persons who are registered representatives of Foreside to report violations of Foreside policies and procedures to the chief compliance officer of Foreside. The CCO should be involved in any such report, unless the violation implicates the CCO or the chief compliance officer of Foreside, in which case the violation should be reported to Mr. Raich or Ms. Cleary. In addition, Supervised Persons who are registered representatives of Foreside should be familiar with the whistleblower policy set forth in the Foreside compliance manual.

Personal and Professional Conduct

Supervised Persons are expected to avoid any actual or perceived conflicts of interest with our clients, as well as the appearance of a conflict, and to conduct themselves with the utmost integrity.

Risks. In developing these policies and procedures, we considered the risk that Supervised Persons would be improperly influenced by excessive gifts or entertainment. We also considered the risk that Supervised Persons would try to use gifts or entertainment to exert improper influence over others. We have established the following guidelines to mitigate these risks.

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General Prohibitions. No Supervised Person may directly or indirectly:

Solicit or demand, or accept or agree to accept, anything of value from any person or company in connection with either the performance of his duties at the firm or any business, transaction, or relationship involving the firm, except as set forth in “Gifts, Amenities, and Entertainment” in this section;

Act on behalf of the firm in any material transaction in which the Supervised Person has any significant direct or indirect financial interest other than through the firm, unless otherwise approved in advance in writing by the CCO;

Use confidential information about the firm or its business, Supervised Persons, clients, suppliers, or vendors for personal benefit;

Disclose material confidential information about the firm or its business, Supervised Persons, clients, suppliers, or vendors to others outside of his job duties;

Borrow money from any present or prospective client, supplier, or vendor unless the client, supplier, or vendor is a financial institution that makes loans in the ordinary course of its business;

Make any political contribution of money or other property that would violate federal or state laws, including rule 206(4)-5 under the Advisers Act; or

Provide clients with legal or tax advice.

A Supervised Person who is charged with or convicted of a crime should immediately report the event to the CCO. A Supervised Person should also advise the CCO immediately if he becomes involved in, or are threatened with, litigation or an administrative investigation or proceeding of any kind or is subject to any judgment, order, or arrest.

Gifts, Amenities, and Entertainment. A Supervised Person may accept or provide normal and reasonable business amenities that facilitate the discussion of business, foster good business relations, or serve some other demonstrable business purpose. Supervised Persons may accept or provide reasonable entertainment from or to current or prospective clients, suppliers, or vendors. For these purposes, reasonable entertainment means entertainment whose purpose is to hold bona fide business discussions and for which the expense would be paid by the firm as a reasonable business expense.

Gifts of cash may never be accepted or offered, and a Supervised Person should immediately report an attempted gift of cash to the CCO. In addition, no gifts or entertainment may be provided to a labor union, a union official, or a fiduciary of a plan governed by the Employee Retirement Income Security Act of 1974 (“ERISA”). We permit Supervised Persons to accept or offer non-cash gifts reasonably valued at less than $500 from or to current or prospective clients, Fund investors, suppliers, or vendors with whom the Supervised Person maintains an actual or potential business relationship. If a Supervised Person receives a gift reasonably

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valued at $500 or more, he should report it promptly to the CCO. Discounts and price reductions not generally available to others are considered gifts; discounts or programs that are available to all Supervised Persons under a general offer that has been approved by the CCO are not. If a Supervised Person is uncertain about any non-cash gift that he wants to offer or has been offered, he should discuss the gift in advance with the CCO.

More stringent policies and procedures relating to gifts and business entertainment apply to Supervised Persons who are registered representatives of Foreside. Information about these policies and procedures is contained in the Foreside compliance manual.

Outside Positions. In general, a Supervised Person may not:

Accept employment with a company or engage in a business (including consulting and similar arrangements) that is competitive with the firm, that does business with or is seeking to do business with the firm, or that otherwise may conflict with the performance of his duties or our interests, unless approved in advance in writing by the CCO;

Serve as a director, manager, officer, or partner of any business organized for profit, except with the prior written approval of the CCO;

Make a political contribution to an elected official that may influence our selection by a public pension plan or other governmental entity, including by selecting the Fund as an investment option of a participant-directed retirement plan or an education savings program sponsored by a state, such as a 403(b), 457, or 529 plan; or

Accept fiduciary or other appointments that may conflict with the performance of his duties for the firm or otherwise interfere with his employment or other relationship with the firm.

Several Supervised Persons are managers, officers, or employees of Abacus & Associates Inc., and their services are provided pursuant to a contractual arrangement between the firm and an affiliate of Abacus & Associates Inc. In addition, the CCO provides compliance and legal services of the nature provided to the firm for several other money managers and is involved in several family businesses outside the securities industry. These relationships are specifically excluded from the general prohibition described above.

The Foreside compliance manual imposes other obligations relating to outside positions on Supervised Persons who are registered representatives of Foreside.

Supervised Persons are encouraged to participate in organizations that are involved in charitable, educational, or community activities. While generally not in conflict with the firm, any appointments that involve making or approving investment decisions for the organization, such as membership on an investment committee, should be reported promptly to the CCO.

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Additional Obligations of Registered Representatives of Foreside

As noted earlier, some Supervised Persons are registered representatives of Foreside as a method of enhancing the ability of these Supervised Persons to market Fund securities. In all respects, these Supervised Persons will comply with the policies and procedures set forth in the Foreside compliance manual. Each Supervised Person who is a registered representative of Foreside is required to acknowledge that she has read, understands, and will comply with the policies and procedures set forth in the Foreside compliance manual. The CCO is a registered representative of a broker-dealer that is unaffiliated with Foreside in her capacity as chief compliance officer of the broker-dealer. Her activities in this connection are not covered by this compliance manual or the Foreside compliance manual.

Prohibited Activities. Supervised Persons who are registered representatives of Foreside may not:

Participate in any securities transaction outside the scope of permitted activities effected away from Foreside (also known as private securities transactions or selling away) without prior written notification to Foreside and prior written authorization from the Foreside compliance department;

Engage in outside business activities without prior written notification to Foreside and prior written authorization from the Foreside compliance department;

Open a securities account at another broker-dealer without the prior written approval of the Foreside compliance department;

Engage in any securities marketing activity if he is barred or suspended from association with Foreside or any other broker-dealer by any regulatory authority; or

Accept monies or payment, in any form, for investment purposes from any Fund investor or potential investor.

The Foreside compliance manual specifies other activities in which Supervised Persons who are registered representatives of Foreside are not permitted to engage, such as marketing the Fund outside the United States or guaranteeing the performance of the Fund.

Responsibilities of Supervising Principal. Brad Drake, the director of supervision for Foreside, is the supervising principal of those Supervised Persons who are registered representatives of Foreside. As such, he is responsible for (1) training, (2) maintaining required books and records, including current prospectuses and sales materials of the Fund, (3) monitoring and supervising the activities of registered representatives in compliance with the Foreside compliance manual and applicable securities laws, (4) reviewing the written and electronic correspondence of registered representatives, (5) resolving and reporting problems as appropriate, (6) ensuring that registered representatives are in compliance with Foreside policies and procedures relating to written and electronic communications, private securities transactions, cash and non-cash

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compensation (such as gifts, entertainment, training, and education), the continuing education program, the annual compliance meeting, outside business activities, the management of sales materials submitted for review and related distribution, and the Foreside insider-trading policy, (7) imposing disciplinary action on registered representatives, and (8) performing other tasks and fulfilling other responsibilities as deemed necessary or appropriate by Foreside. Mr. Drake is a general securities principal holding, among other licenses, the series 24 license administered by the Financial Industry Regulatory Authority, Inc. (“FINRA”).

FINRA Registration. The Foreside compliance department will investigate the good character, business reputation, qualifications, and experience of each candidate prior to certifying to these qualities in his application for FINRA registration. In general, Foreside requires each candidate (1) to lack any statutory disqualification under the securities laws, (2) to have a high level of integrity, (3) to pass the required registration examinations, (4) to lack any material disciplinary history, (5) to have a perceived ability to work with others and to follow a strict supervisory structure, and (6) to be able to present himself well in public. Using the WebCRD system maintained by FINRA, the Foreside compliance department will conduct a search of all candidates to assess their registration and continuing-education history and status. The Foreside compliance manual contains additional information regarding applications for registration and continued registration with FINRA.

Supervised Persons who are registered representatives of Foreside are responsible for providing complete and accurate information on their Uniform Applications for Securities Industry Registration or Transfer on Form U4 and for keeping this information current at all times. If a candidate for registration does not disclose a material event that is required to be disclosed on Form U4 and Foreside discovers the event during its background investigation, the Foreside compliance department may stop the registration process.

Termination of Employment. The CCO will forward a written notice of termination to the Foreside compliance department indicating the name of any Supervised Person who is a registered representative of Foreside and whose employment with our firm has terminated, the date of termination, and the reason for termination. Supervised Persons who are registered representatives of Foreside may also elect to terminate their registrations.

Other Ongoing Obligations. The Foreside compliance manual provides information about the notification and permission requirements related to any outside activities in which Supervised Persons who are registered representatives of Foreside may engage and securities accounts in which they or their immediate family members have direct or indirect beneficial interest. Supervised Persons who are registered representatives of Foreside are not generally required to report securities transactions to Foreside if they are reporting to our firm under our code of ethics. Those Supervised Persons and their immediate family members are not permitted to participate in initial public offerings or private placements without the prior written approval of the Foreside compliance department.

Annual Compliance Meeting. At least once during the calendar year, all Supervised Persons who are registered representatives of Foreside are required to participate in a meeting

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conducted by a registered principal, generally from the Foreside compliance department. During these meetings, supervisory and compliance matters are discussed. In-person attendance at the annual compliance meeting is required and documented.

Continuing Education Program. In order to provide the highest quality of knowledge in their marketing activities, all Supervised Persons who are registered representatives of Foreside are required to pursue ongoing training and educational opportunities. Assisting in this regard are two mandatory training requirements: the regulatory element and the firm element.

The regulatory element involves participation in an Internet-based training session administered by FINRA near the second anniversary of his initial securities registration and every three years thereafter throughout his career. Under certain circumstances, the chief compliance officer of Foreside may recommend that a registered representative sit for the regulatory element, even if there is no current obligation to participate.

The Foreside compliance department develops the firm element based on a written needs assessment undertaken annually. The firm element involves annual educational training prescribed by Foreside. The program generally addresses relevant areas of representative activities and may be satisfied through the completion of computer-based modules.

Private Securities Transactions. Pursuant to FINRA rules, no Supervised Person who is a registered representative of Foreside may engage in a private securities transaction, unless (1) prior written notice is given to the Foreside compliance department and (2) prior written approval is granted. A private securities transaction includes any securities transaction outside the regular scope of permitted activities transacted away from Foreside. Foreside may require the Supervised Person to adhere to specified conditions in connection with his participation in the transaction, as described in more detail in the Foreside compliance manual. If Foreside disapproves of the transaction, the Supervised Person may not participate in any manner, directly or indirectly. Additional information about private securities transactions is included in the Foreside compliance manual.

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